Exhibit 10.21

LETTER OF CREDIT REIMBURSEMENT AGREEMENT
dated as of December 24, 2018
among
FLIR SYSTEMS, INC.,
as the Company,
BANK OF AMERICA, N.A.,
as L/C Issuer,

Exhibit 10.21

TABLE OF CONTENTS

PAGE

ARTICLE I ARTICLE IDEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	7
1.03	Exchange Rates; Currency Equivalents	7
1.04	Change of Currency	8
1.05	Times of Day	8
1.06	Letter of Credit Amounts	8
ARTICLE II THE LETTER OF CREDIT		8
2.01	The Letter of Credit	8
2.02	Interest	12
2.03	Computation of Fees; Retroactive Adjustments of Applicable Rate	12
2.04	Evidence of Debt	13
2.05	Payments Generally	13
2.06	Termination	13
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		14
3.01	Taxes	14
3.02	Increased Cost and Reduced Return; Capital Adequacy	14
3.03	Matters Applicable to all Requests for Compensation	15
3.04	Survival	15
ARTICLE IV CONDITIONS PRECEDENT		15
4.01	Conditions of Effectiveness	15
4.02	Conditions to all Credit Extensions	16
ARTICLE V II REPRESENTATIONS AND WARRANTIES		16
5.01	Incorporated Representations and Warranties	17
5.02	Beneficial Ownership Certification	17
5.03	No Plan Assets	18
ARTICLE VI AFFIRMATIVE COVENANTS		18
6.01	Incorporated Affirmative Covenants	18
6.02	Use of Proceeds	18
ARTICLE VII NEGATIVE COVENANTS		19
7.01	Incorporated Negative Covenants	19
7.02	Use of Proceeds	20
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		20
8.01	Events of Default	20
8.02	Remedies Upon Event of Default	22
8.03	Application of Funds	22
ARTICLE IX MISCELLANEOUS		22
9.01	Amendments, Etc	22
9.02	Notices; Effectiveness; Electronic Communications	22

Exhibit 10.21

9.03	No Waiver; Cumulative Remedies	23
9.04	Expenses; Indemnity; and Damage Waiver	23
9.05	Payments Set Aside	25
9.06	Successors and Assigns	25
9.07	Treatment of Certain Information; Confidentiality	25
9.08	Set-off	26
9.09	Interest Rate Limitation	26
9.10	Counterparts; Integration; Effectiveness	27
9.11	Survival of Representations and Warranties	27
9.12	Severability	27
9.13	[Reserved]	27
9.14	Governing Law; Jurisdiction; Etc	27
9.15	Waiver of Right to Trial by Jury	28
9.16	No Advisory or Fiduciary Responsibility	28
9.17	USA PATRIOT Act Notice; Beneficial Ownership Regulation	29
9.18	Judgment Currency	29
9.19	Electronic Execution	29

SCHEDULE
9.02    Certain Addresses for Notices

ii

Exhibit 10.21

LETTER OF CREDIT REIMBURSEMENT AGREEMENT
This LETTER OF AGREEMENT is entered into as of December 24, 2018 between FLIR SYSTEMS, INC. an Oregon corporation (the “Company”) and BANK OF AMERICA, N.A., as L/C Issuer.
The Company has requested that the L/C Issuer issue a standby letter of credit for the purposes set forth herein, and the L/C Issuer is willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
ARTICLE IDEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms.
Capitalized terms not defined herein shall have the meanings assigned to them in the Syndicated Credit Agreement (defined herein) and the following terms shall have the meanings set forth below:
“Additional Incorporated Covenant” means a covenant or agreement that is added to Article VII or Article VIII of the Syndicated Credit Agreement after the date hereof (together with any additional definitions), as such covenant or agreement is in effect on the date so added, without giving effect to any subsequent amendment or other modification thereof.
“Additional Incorporated Representation” means a representation that is added to Article VI of the Syndicated Credit Agreement after the date hereof (together with any additional definitions), as such representation is in effect on the date so added, without giving effect to any subsequent amendment or other modification thereof.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Letter of Credit Reimbursement Agreement.
“Alternative Currency” means Kronor.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Applicable Rate” means the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the L/C Issuer pursuant to Section 6.01:

Pricing Tier	Consolidated Total Leverage Ratio	Letter of Credit Fee

Exhibit 10.21

1	> 2.25 to 1.0	1.825%
2	> 1.75 to 1.0 but < 2.25 to 1.0	1.45%
3	> 1.25 to 1.0 but < 1.75 to 1.0	1.20%
4	< 1.25 to 1.0	1.10%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.01; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 6.01, whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Total Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.01 for the fiscal quarter ending December 31, 2018 shall be determined based upon Pricing Tier 3.
“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the L/C Issuer to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50%, and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is less than zero, it shall be deemed to be zero for purposes of this Agreement.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the state where the L/C Issuer’s Lending Office with respect to Obligations denominated in Dollars is located.

Exhibit 10.21

“Cash Collateralize” has the meaning specified in Section 2.01(f).
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall in each case be deemed to have gone into effect and adopted after the Closing Date.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, directly or indirectly, of fifty percent (50%) or more of the capital stock of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully diluted basis; or
(b)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Closing Date” means December 24, 2018.
“Company” has the meaning specified in the introductory paragraph hereto.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Exhibit 10.21

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate plus (iii) 2% per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means, with respect to the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes), and branch profits imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of the L/C Issuer, in which its applicable Lending Office is located, or as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising from the L/C Issuer having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (b) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to the L/C Issuer or other recipient and (c) any Taxes imposed as a result of the L/C Issuer’s failure or inability to comply with Section 3.01(e).
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Honor Date” has the meaning set forth in Section 2.01(c).
“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligations of the Company hereunder.
“Indemnitee” has the meaning set forth in Section 9.04(b).
“Information” has the meaning set forth in Section 9.07.
“ISP” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to the Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor the L/C Issuer and relating to the Letter of Credit.

Exhibit 10.21

“Kronor” means the lawful currency of Sweden.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Credit Extension” means, with respect to the Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means Bank of America, through itself or through one of its designated Affiliates or branch offices.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under the Letter of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under the Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, the Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lending Office” means the office or offices of the L/C Issuer described on Schedule 9.02, or such other office or offices as the L/C Issuer may from time to time notify the Company, which office may include any Affiliate of the L/C Issuer or any domestic or foreign branch of the L/C Issuer or such Affiliate. Unless the context otherwise requires, each reference to the L/C Issuer shall include its applicable Lending Office.
“Letter of Credit” means the standby letter of credit no. 3139324 issued pursuant to Section 2.01 in favor of Nordea Bank Abp, filial i Sverige in the face amount not to exceed 2,220,000,000 Kronor. The Letter of Credit may be denominated in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is five days prior to the expiry date of the Letter of Credit (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.01(h).
“Loan Documents” means this Agreement and each Issuer Document.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform its payment or other material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document to which it is a party. Failure of the Company to achieve the results forecasted pursuant to Section 7.02(b) of the Syndicated Credit Agreement as incorporated in this Agreement shall not, in and of itself, constitute a Material Adverse Effect.

Exhibit 10.21

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company arising (x) under any Loan Document or (y) otherwise with respect to the Letter of Credit, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Other Taxes” means all present or future stamp or documentary taxes, value added taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document other than Excluded Taxes.
“Outstanding Amount” means, with respect to any L/C Obligations on any date, the Dollar Equivalent Amount of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Company and, solely for purposes of delivery of the incumbency certificates the secretary or any assistant secretary of the Company and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Company so designated by any of the foregoing officers in a notice to the L/C Issuer or any other officer or employee of the Company designated in or pursuant to an agreement between the Company and the L/C Issuer. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company. To the extent requested by the L/C Issuer, the Company will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the L/C Issuer.
“Revaluation Date” means each of the following: (i) the date of issuance of the Letter of Credit, (ii) each date of an amendment of the Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under the Letter of Credit and (iv) such additional dates as the L/C Issuer shall determine.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Significant Subsidiary” means as of any date of determination, any Subsidiary of the Company (i) that, together with its Subsidiaries, has assets as of such date that exceed 10% of total assets of the Company

Exhibit 10.21

and its Subsidiaries, on a consolidated basis, as of such date or (ii) whose, together with its Subsidiaries’, contribution to revenues for the four quarter period ending immediately prior to such date, exceed 10% of consolidated revenues of the Company and its Subsidiaries for such period.
“Spot Rate” for a currency means the rate determined by the L/C Issuer to be the spot rate for the purchase by the L/C Issuer of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the L/C Issuer may obtain such spot rate from another financial institution designated by the L/C Issuer if it does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case that the Letter of Credit is denominated in an Alternative Currency.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Syndicated Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 31, 2016, among the Company and certain of its Subsidiaries, as borrowers, certain Subsidiaries of the Company as guarantors, the lenders party thereto and Bank of America, without giving effect to any amendment, supplement or other modification thereto or thereof (other than for purposes of Article IX hereof) after the date hereof that has not been consented to by the L/C Issuer in its capacity as a lender thereunder.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” means $25,000,000.
“Total Outstandings” means the aggregate Outstanding Amount of all L/C Obligations.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” means any drawing under the Letter of Credit that has not been reimbursed by the Company.
1.02    Other Interpretive Provisions.
Section 1.02 of the Syndicated Credit Agreement is incorporated herein by reference mutatis mutandis.
1.03    Exchange Rates; Currency Equivalents.
(a)    The L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder

Exhibit 10.21

or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the L/C Issuer.
(b)    Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but the Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the L/C Issuer.
1.04    Change of Currency.
Section 1.07 of the Syndicated Credit Agreement is incorporated herein by reference mutatis mutandis.
1.05    Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of the Letter of Credit in effect at such time; provided, however, that if the Letter of Credit, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of the Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of the Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II

THE LETTER OF CREDIT
2.01    The Letter of Credit.
(a)    Generally.
Subject to the terms and conditions set forth herein, the L/C Issuer (1) may, in its sole discretion from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, issue the Letter of Credit for the account of the Company, or amend or extend the Letter of Credit, in accordance with subsection (b) below, and (2) shall honor drawings under the Letter of Credit; provided that the Total Outstandings shall not exceed 2,220,000,000 Kronor. Each request by the Company for the issuance or amendment of the Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the condition set forth in the proviso to the preceding sentence.
(b)    Procedures for Issuance and Amendment of Letter of Credit; Auto-Extension.
(i)    The Letter of Credit shall (at the sole discretion of the L/C Issuer) be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer in the

Exhibit 10.21

form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer not later than 10:00 a.m. at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of the Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Company shall furnish to the L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer may reasonably require.
(ii)    The L/C Issuer shall (in its sole discretion), on the requested date, issue the Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.
(iii)    If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue the Letter of Credit with automatic extension provisions (an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of the Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time the Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension.
(iv)    Promptly after its delivery of the Letter of Credit or any amendment to the Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company a true and complete copy of the Letter of Credit or amendment.
(c)    Drawings and Reimbursements.
(i)    Upon receipt from the beneficiary of the Letter of Credit of any notice of drawing under the Letter of Credit, the L/C Issuer shall notify the Company thereof. If the Letter of Credit is denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under the Letter of Credit to be reimbursed in

Exhibit 10.21

Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under the Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency.
(ii)    Each Unreimbursed Amount shall be due and payable on demand and shall bear interest at the Default Rate.
(d)    Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under the Letter of Credit that has been honored by the L/C Issuer shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of the Letter of Credit, this Agreement or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of the Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under the Letter of Credit;
(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Company or any waiver by the L/C Issuer which does not in fact materially prejudice the Company;
(v)    honor of a demand for payment presented electronically even if the Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under the Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;
(vii)    any payment by the L/C Issuer under the Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit; or any payment made by the L/C Issuer under the Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of the Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

Exhibit 10.21

(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary;
provided, that nothing in this Section 2.03(d) shall be deemed a waiver of the second and third sentences in Section 2.03(e).
The Company shall promptly examine a copy of the Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(e)    Role of L/C Issuer. The Company agree that, in paying any drawing under the Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of the Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any of its Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.01(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under the Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send the Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(f)    Cash Collateral. (i) Upon the request of the L/C Issuer, (A) if the L/C Issuer has honored any full or partial drawing request under the Letter of Credit and such drawing has resulted in Unreimbursed Amounts, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 105% of the Outstanding Amount thereof.
(i)    The L/C Issuer may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations such that the amount of Cash Collateral is equal to 105% of the Outstanding Amount of the Letter of Credit.

Exhibit 10.21

(ii)    Section 8.02 sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.01 and Section 8.02, “Cash Collateralize” means to pledge and deposit with or deliver to the L/C Issuer, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the L/C Issuer. Derivatives of such term have corresponding meanings. The Company hereby grants to the L/C Issuer, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
(g)    Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Company for, and the L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to the Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not the Letter of Credit chooses such Law or practice.
(h)    Letter of Credit Fees. The Company shall pay to the L/C Issuer, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for the Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under the Letter of Credit. For purposes of computing the daily amount available to be drawn under the Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of the Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under the Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the L/C Issuer, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.02    [Reserved].

Exhibit 10.21

2.03    Computation of Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Each determination by the L/C Issuer of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the L/C Issuer determines that (i) the Consolidated Total Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the L/C Issuer, promptly on demand (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the L/C Issuer under this Agreement. The Company’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other Obligations hereunder.
2.04    Evidence of Credit Extensions.
The Credit Extensions made by the L/C Issuer shall be evidenced by one or more accounts or records maintained by the L/C Issuer in the ordinary course of business. The accounts or records maintained by the L/C Issuer shall be conclusive absent manifest error of the amount of the Credit Extensions made by the L/C Issuer to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations.
2.05    Payments Generally.
All payments to be made by the Company shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to Obligations denominated in an Alternative Currency, all payments by the Company hereunder shall be made to the L/C Issuer, at the L/C Issuer’s applicable Lending Office in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Company hereunder with respect to Obligations denominated in an Alternative Currency shall be made to the L/C Issuer at the applicable Lending Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the L/C Issuer on the dates specified herein. Without limiting the generality of the foregoing, the L/C Issuer may require that any payments due under this Agreement be made in the United States. If, for any reason, the Company is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Company shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments received by the L/C Issuer (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the L/C Issuer in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Exhibit 10.21

2.06    Termination.
The Company may, upon written notice to the L/C Issuer, terminate this Agreement; provided, that (i) any such notice shall be received by the L/C Issuer not later than 12:00 noon five (5) Business Days prior to the date of termination and (ii) the Letter of Credit shall have been cancelled or the Company shall have otherwise provided Cash Collateral or other credit support in respect of the Letter of Credit reasonably acceptable to the L/C Issuer.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes, provided that if the Company shall be required by applicable Law to deduct any Taxes (including any Indemnified Taxes and Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes and Other Taxes (including deductions applicable to additional sums payable under this Section) the L/C Issuer receives an amount equal to the sum it would have received had no such deductions of Indemnified Taxes and Other Taxes been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
(b)    Without limiting the provisions of subsection (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    The Company agrees to indemnify the L/C Issuer for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on or attributable to amounts payable under this Section) withheld or deducted by the Company or paid by the L/C Issuer, as the case may be, and any expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority except for any penalties, interest or expenses resulting from the gross negligence or willful misconduct of the L/C Issuer. Payment under this subsection (c) shall be made within 30 days after the date the L/C Issuer makes a written demand therefor.
(d)    Upon written request by the L/C Issuer, after any payment of Taxes by the Company to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the L/C Issuer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the L/C Issuer.
(e)    Upon request of the Company, the L/C Issuer (including any assignee or transferee of its rights hereunder) shall deliver to the Company on or prior to the date on which such Person becomes the L/C Issuer under this Agreement (and from time to time thereafter upon any assignment or transfer of L/C Issuer’s rights hereunder, designation of a different Lending Office, or the reasonable request of the Company), executed copies of IRS Form W-9 certifying that such entity is exempt from U.S. federal backup withholding tax.

Exhibit 10.21

3.02    Increased Cost and Reduced Return; Capital Adequacy.
(a)    If the L/C Issuer reasonably determines that as a result of any Change in Law, there shall be any increase in the cost to the L/C Issuer of issuing the Letter of Credit, or a reduction in the amount received or receivable by the L/C Issuer in connection with any of the foregoing (excluding for purposes of this subsection any such increased costs or reduction in amount resulting from (i) Excluded Taxes, Indemnified Taxes or Other Taxes (as to which Section 3.01 shall govern) or (ii) changes in the rate of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the L/C Issuer is organized or has its Lending Office) then from time to time upon demand of the L/C Issuer, the Company shall pay to the L/C Issuer such additional amounts as will compensate the L/C Issuer for such increased cost or reduction.
(b)    If the L/C Issuer determines that any Change in Law regarding capital adequacy affecting the L/C Issuer (or its Lending Office or holding company) has the effect of reducing the rate of return on the capital of the L/C Issuer or its holding company as a consequence of the L/C Issuer’s obligations hereunder (taking into consideration its (and its holding company’s) policies with respect to capital adequacy and the L/C Issuer’s or its holding company’s desired return on capital), then from time to time upon demand of the L/C Issuer, the Company shall pay to the L/C Issuer such additional amounts as will compensate the L/C Issuer or such holding company for such reduction.
3.03    Matters Applicable to all Requests for Compensation.
(a)    The L/C Issuer may make any Credit Extension through any Lending Office, provided that the exercise of this option shall not affect the obligation the Company to repay the Credit Extension in accordance with the terms of this Agreement. A certificate of the L/C Issuer claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error and shall set forth in reasonable detail the basis for requesting such amount (but shall not require the L/C Issuer to disclose confidential or proprietary information). In determining such amount, the L/C Issuer may use any reasonable averaging and attribution methods if applied consistently to all similarly situated borrowers.
(b)    If the Company is required to pay any amount to the L/C Issuer pursuant to this Article III, then the L/C Issuer shall, at the expense of the Company, use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue, if such change in the reasonable judgment of the L/C Issuer is not otherwise disadvantageous to the L/C Issuer.
(c)    Failure or delay on the part of the L/C Issuer to demand compensation pursuant to Section 3.02 shall not constitute a waiver of the L/C Issuer’s right to demand such compensation, provided that the Company shall not be required to compensate the L/C Issuer pursuant to (i) Section 3.02 for any increased costs incurred or reductions suffered more than six months prior to the date that the L/C Issuer notifies the Company of the Change in Law giving rise to such increased costs or reductions and of the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) Section 3.02 for any loss, cost or expense incurred more than six months prior to the date that the L/C Issuer notifies the Company thereof.
3.04    Survival.

Exhibit 10.21

All of the Company’s obligations under this Article III shall survive the repayment of all other Obligations.
ARTICLE IV
CONDITIONS PRECEDENT

4.01    Conditions of Effectiveness.
This Agreement shall become effective upon satisfaction of the following conditions precedent:
(a)    Loan Documents. Receipt by the L/C Issuer of executed counterparts of this Agreement, properly executed by a Responsible Officer of the Company.
(b)    No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2017 in the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.
(c)    Organization Documents, Resolutions, Etc. Receipt by the L/C Issuer of, in form and substance satisfactory to the L/C Issuer, such corporate organization, existence and authorization documents, related certificates and other documentation as the L/C Issuer shall request in connection with this Agreement.
(d)    Opinions of Counsel. Receipt by the L/C Issuer of opinions of legal counsel to the Company, addressed to the L/C Issuer, dated as of the date hereof, and in form and substance reasonably satisfactory to the L/C Issuer.
(e)    Fees. Receipt by the L/C Issuer of any fees required to be paid on or before the Closing Date.
(f)    Attorney Costs. Unless waived by the L/C Issuer, the Company shall have paid all fees, charges and disbursements of counsel to the L/C Issuer (directly to such counsel if requested by the L/C Issuer) to the extent invoiced two Business Days prior to the Closing Date.
4.02    Conditions to all Credit Extensions.
Each Letter of Credit Application is subject to the following conditions precedent:
(a)    The representations and warranties of the Company contained in Article V shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
(b)    No Default shall exist, or would result from such proposed Credit Extension.
(c)    The L/C Issuer shall have received a Letter of Credit Application in accordance with the requirements hereof.
(d)    In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or

Exhibit 10.21

currency exchange rates or exchange controls which in the reasonable opinion of the L/C Issuer would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
Each Letter of Credit Application submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V

II
REPRESENTATIONS AND WARRANTIES
The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:
5.01    Incorporated Representations and Warranties.
The representations and warranties contained in Article VI of the Syndicated Credit Agreement (including for purposes of this Section 5.01 each Additional Incorporated Representation but excluding Sections 6.19 and 6.20 of the Syndicated Credit Agreement), together with all exhibits, schedules and defined terms referred to therein are hereby incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:
(a)    all references to “Administrative Agent”, “Lender” and “Lenders” shall be deemed to be references to the L/C Issuer as defined herein;
(b)    all references to “this Agreement” shall be deemed to be references to this Agreement as defined herein;
(c)    all references to the “Audited Financial Statements” shall be deemed to be references to the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2017 and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, including the notes thereto;
(d)    all references to the “Closing Date” shall be deemed to be references to the Closing Date as defined herein;
(e)    all references to “Borrower”, “Loan Party” or “Loan Parties” shall be deemed to be references to the Company as defined herein;
(f)    all references to “Default” and “Event of Default” shall be deemed to be references to a Default as defined herein and an Event of Default as defined herein, respectively;
(g)    all references to “Loan Documents” shall be deemed to be references to the Loan Documents as defined herein;
(h)    all references to “Borrowing” “Loan”, “Loans”, “Letter of Credit” or “Credit Extensions” shall be deemed to be references to Credit Extensions (as defined herein);

Exhibit 10.21

(i)    all references to “Material Adverse Effect” shall be deemed to be references to a Material Adverse Effect as defined herein; and
(j)    all references to “Obligations” shall be deemed to be references to the Obligations as defined herein.
All such representations and warranties so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Syndicated Credit Agreement.
5.02    Beneficial Ownership Certification.
As of the date of this Agreement, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
5.03    No Plan Assets.
The Company represents and warrants as of the Closing Date that the Company is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with Letter of Credit.
ARTICLE VI

AFFIRMATIVE COVENANTS
6.01    Incorporated Affirmative Covenants.
The Company shall (and shall, except with respect to Sections 7.01, 7.02 and 7.03 of the Syndicated Credit Agreement, cause its Subsidiaries to) comply with all of the covenants applicable to them in Article VII (other than Sections 7.05(d), 7.11, 7.12 and 7.13) of the Syndicated Credit Agreement (including for purposes of this Section 6.01 each Additional Incorporated Covenant in Article VII of the Syndicated Credit Agreement). The covenants and agreements referred to in the preceding sentence, together with all exhibits, schedules and defined terms referred to therein, are hereby incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:
(a)    all references to the “Administrative Agent”, the “L/C Issuer”, the “Lenders” and the “Required Lenders” shall be deemed to be references to the L/C Issuer as defined herein;
(b)    all references to “this Agreement” shall be deemed to be references to this Agreement as defined herein;
(c)    all references to any “Borrower” or “Loan Party” shall be deemed to be references to the Company as defined herein;
(d)    all references to “Credit Extensions” shall be deemed to be references to Credit Extensions as defined herein;
(e)    all references to “Default” and “Event of Default” shall be deemed to be references to a Default as defined herein and an Event of Default as defined herein, respectively;
(f)    all references to “Loan Document” or “Loan Documents” shall be deemed to be references to Loan Document or Loan Documents as defined herein; and

Exhibit 10.21

(g)    all references to “Material Adverse Effect” shall be deemed to be references to a Material Adverse Effect as defined herein.
Notwithstanding the foregoing, the Company will not be required to deliver copies of the financial statements or notices required pursuant to Section 7.01, 7.02 or 7.03 of the Syndicated Credit Agreement to the extent that the L/C Issuer has already received copies of such financial statements in its capacity as the administrative agent or a lender under the Syndicated Credit Agreement.
All such covenants and agreements so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Syndicated Credit Agreement.
6.02    Use of Proceeds.
So long as any Obligation hereunder shall remain unpaid or unsatisfied, or the Letter of Credit shall remain outstanding, the Company shall use the proceeds of the Credit Extensions for lawful corporate purposes, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
ARTICLE VII

NEGATIVE COVENANTS
7.01    Incorporated Negative Covenants.
The Company shall comply (and shall cause its Subsidiaries to comply) with all of the covenants applicable to them in Article VIII (other than clauses (b) and (c) of the first paragraph of Section 8.03, the second paragraph of Section 8.03 and Section 8.07) of the Syndicated Credit Agreement (including for purposes of this Section 7.01 each Additional Incorporated Covenant in Article VIII of the Syndicated Credit Agreement). The covenants and agreements referred to in the preceding sentence, together with all exhibits, schedules and defined terms referred to therein, are hereby incorporated herein by reference as if set forth in full herein with appropriate substitutions, including the following:
(a)    all references to the “Administrative Agent”, the “L/C Issuer”, “Swing Line Lender”, the “Lenders” and the “Required Lenders” shall be deemed to be references to the L/C Issuer as defined herein;
(b)    all references to “this Agreement” shall be deemed to be references to this Agreement as defined herein;
(c)    all references to any “Borrower” or “Loan Party” shall be deemed to be references to the Company as defined herein;
(d)    all references to “Closing Date” shall be deemed to be references to Closing Date as defined herein;
(e)    all references to “Credit Extension” shall be deemed to be references to Credit Extension as defined herein;
(f)    all references to “Default” and “Event of Default” shall be deemed to be references to a Default as defined herein and an Event of Default as defined herein, respectively;

Exhibit 10.21

(g)    all references to “Loan Document” or “Loan Documents” shall be deemed to be references to Loan Document or Loan Documents as defined herein; provided that the reference to “Loan Documents” in Section 8.01(a) of the Syndicated Credit Agreement shall also be deemed to include the Syndicated Credit Agreement;
(h)    all references to “Material Adverse Effect” shall be deemed to be references to a Material Adverse Effect as defined herein; and
(i)    the reference to “Obligations” in Section 8.06 shall be deemed to be references to Obligations as defined herein.
All such covenants and agreements so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Syndicated Credit Agreement.
7.02    Use of Proceeds.
So long as any Obligation hereunder shall remain unpaid or unsatisfied, or the Letter of Credit shall remain outstanding, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default.
Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Company fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in Section 6.01 (solely to the extent relating to (i) Section 7.01 or 7.02 of the Syndicated Credit Agreement, and such failure continues for 5 Business Days or (ii) Section 7.03, 7.05 (with respect to the Company) or 7.14 of the Syndicated Credit Agreement), Section 6.02 or Article VII; or
(c)    Other Defaults. The Company fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier of (i) the date on which a Responsible Officer of the Company has knowledge of such failure and (ii) the delivery date of written notice thereof to the Company from the L/C Issuer; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company herein, in any other Loan Document, or in any

Exhibit 10.21

document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (“Specified Indebtedness”), after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Guarantee, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee described in clause (i)(A) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Specified Indebtedness or the beneficiary or beneficiaries of any Specified Indebtedness constituting a Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Specified Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an involuntary offer to repurchase, prepay, defease or redeem such Specified Indebtedness to be made, prior to its stated maturity, or such Specified Indebtedness consisting of a Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. The Company or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) The Company or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or
(h)    Judgments. There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and such judgment or order continues unsatisfied for ten (10) days after the commencement of such proceedings, or (B) there is a period of thirty (30) consecutive days during

Exhibit 10.21

which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or the Company contests in any manner the validity or enforceability of any Loan Document; or the Company denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the L/C Issuer may take any or all of the following actions:
(a)    declare all amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;
(b)    require that the Company Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and
(c)    exercise all rights and remedies available to it under the Loan Documents or applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States (or other applicable Debtor Relief Law), all amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the L/C Issuer.
8.03    Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02),    any amounts received on account of the Obligations shall be applied by the L/C Issuer to the payment of the Obligations in such manner as the L/C Issuer may determine in its sole discretion. The balance, if any, after all of the Obligations have been indefeasibly paid in full, shall be paid to the Company or as otherwise required by Law.
ARTICLE IX

MISCELLANEOUS
9.01    Amendments, Etc.

Exhibit 10.21

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the L/C Issuer and the Company, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
9.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02 (or as otherwise notified in writing from time to time to the other party hereto). Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the L/C Issuer, provided that approval of such procedures may be limited to particular notices or communications.
Unless the L/C Issuer otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Reliance by L/C Issuer. The L/C Issuer shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the L/C Issuer and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Company, other than such losses, costs, expenses and liabilities resulting from such Person’s gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the L/C Issuer may be recorded by the L/C Issuer, and each of the parties hereto hereby consents to such recording.
9.03    No Waiver; Cumulative Remedies.

Exhibit 10.21

No failure by the L/C Issuer to exercise, and no delay by the L/C Issuer in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
9.04    Expenses; Indemnity; and Damage Waiver.
(a)    Costs and Expenses. The Company shall pay (i) all reasonable out‑of‑pocket expenses incurred by the L/C Issuer and its Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and invoiced fees, charges and disbursements of one outside counsel for the L/C Issuer and, if necessary, one regulatory counsel to the L/C Issuer and one local counsel to the L/C Issuer in any relevant jurisdiction), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and invoiced out‑of‑pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of the Letter of Credit or any demand for payment thereunder and (iii) all reasonable and invoiced out‑of‑pocket expenses incurred by the L/C Issuer (including the fees, charges and disbursements of any counsel for the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Letter of Credit, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of the Letter of Credit; provided that pursuant to this clause (iii), the Company shall not be required to reimburse such fees, charges and disbursements of more than one counsel to the L/C Issuer (and one regulatory counsel to the L/C Issuer and one local counsel to the L/C Issuer in any relevant jurisdiction).
(b)    Indemnification. The Company shall indemnify the L/C Issuer and each Related Party of the L/C Issuer (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) the Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under the Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined to have resulted from the gross negligence or willful misconduct of such Indemnitee, as determined in a final and nonappealable judgment by a court of competent jurisdiction or

Exhibit 10.21

(y) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee or the Company, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Letter of Credit or the use of the proceeds thereof (other than in respect of any such damages incurred or paid by an Indemnitee to a third party). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee’s breach in bad faith of its obligations hereunder.
(d)    Payments. All amounts due under this Section shall be payable not later than thirty (30) days after receipt of written request therefor.
(e)    Survival. The agreements in this Section shall survive the termination of this Agreement and the repayment, satisfaction or discharge of the Obligations.
9.05    Payments Set Aside.
To the extent that any payment by or on behalf of the Company is made to the L/C Issuer or the L/C Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the L/C Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under the provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
9.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the L/C Issuer. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the L/C Issuer) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Exhibit 10.21

(b)    Assignments. The L/C Issuer may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided that any such assignment shall be subject to the consent of the Company (such consent not to be unreasonably withheld or delayed) unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Affiliate of the L/C Issuer.
9.07    Treatment of Certain Information; Confidentiality.
The L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on an as needed basis, to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided, that it shall, to the extent permitted by Law and reasonably practicable, notify the Company prior to such disclosure so that the Company may seek, at the Company’s expense, a protective order or other appropriate remedy, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the L/C Issuer or any of its Affiliates on a nonconfidential basis from a source other than the Company.
For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the L/C Issuer may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the L/C Issuer in connection with the administration of this Agreement and the other Loan Documents.
The L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
9.08    Set-off.
If an Event of Default shall have occurred and be continuing, the L/C Issuer and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever

Exhibit 10.21

currency) at any time held and other obligations (in whatever currency) at any time owing by the L/C Issuer or any such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to the L/C Issuer, irrespective of whether or not the L/C Issuer or its Affiliates shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch or office or Affiliate of the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the L/C Issuer and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the L/C Issuer or its Affiliates may have. The L/C Issuer agrees to notify the Company promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
9.09    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the L/C Issuer shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the L/C Issuer exceeds the Maximum Rate, the L/C Issuer may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
9.10    Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the L/C Issuer and when the L/C Issuer shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
9.11    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the L/C Issuer, regardless of any investigation made by the L/C Issuer or on its behalf and notwithstanding that the L/C Issuer may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied or the Letter of Credit shall remain outstanding.
9.12    Severability.

Exhibit 10.21

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.13     [Reserved].
9.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE L/C ISSUER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Exhibit 10.21

9.15    Waiver of Right to Trial by Jury.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.16    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby, the Company acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Company and its Affiliates, on the one hand, and the L/C Issuer, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the L/C Issuer is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Company or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) the L/C Issuer has not assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the L/C Issuer has advised or is currently advising the Company or any of its Affiliates on other matters) and the L/C Issuer has no obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the L/C Issuer and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and the L/C Issuer has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the L/C Issuer has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the L/C Issuer with respect to any breach or alleged breach of agency or fiduciary duty.
9.17    USA PATRIOT Act Notice; Beneficial Ownership Regulation.
The L/C Issuer hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the L/C Issuer to identify the Company in accordance with the Act. The Company shall, promptly following a request by the L/C Issuer, provide all documentation

Exhibit 10.21

and other information available to the Company that the L/C Issuer reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, and the Beneficial Ownership Regulation.
9.18    Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the L/C Issuer could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the L/C Issuer hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the L/C Issuer of any sum adjudged to be so due in the Judgment Currency, the L/C Issuer may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the L/C Issuer from the Company in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the L/C Issuer or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the L/C Issuer in such currency, the L/C Issuer agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).
9.19    Electronic Execution.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including without limitation amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the L/C Issuer, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the L/C Issuer is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the L/C Issuer pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
[SIGNATURE PAGES FOLLOW]

Exhibit 10.21

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
COMPANY:    FLIR SYSTEMS, INC.
an Oregon corporation
By: /s/ Carol P. Lowe
Name: Carol P. Lowe
Title: Senior Vice President and Chief Financial Officer
L/C ISSUER:    BANK OF AMERICA, N.A.,
By: /s/ Daryl K. Hogge
Name: Daryl K. Hogge
Title: Senior Vice President

Exhibit 10.21

Schedule 9.02
CERTAIN ADDRESSES FOR NOTICES
Bank of America, N.A., as LC Issuer:
Bank of America, N.A.
Trade Operations
1 Fleet Way
Scranton, PA 18507

Attention:    Michael Grizzanti, Vice President
Telephone:    (570) 496-9621
Facsimile:    1.800.755.8743
Electronic Mail:     michael.a.grizzanti@baml.com
With a copy to:
Bank of America, N.A.
Oregon Financial Center
Mail Code: OR1-129-17-15
121 SW Morrison, Suite 1700
Portland, Oregon 97204-3117
Attention:    Daryl K. Hogge, Senior Vice President
Telephone:    503-279-2530
Facsimile:    503-275-1274
Electronic Mail:     daryl.k.hogge@bankofamerica.com
Company:
FLIR Systems, Inc.
27700A SW Parkway Avenue
Wilsonville, Oregon 97070
Attention:    Chief Financial Officer
With a copy to:    General Counsel
Telephone:    503.498.3318
Facsimile:    503.498.3999